As filed with the Securities and Exchange Commission on September 9, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LA JOLLA PHARMACEUTICAL COMPANY

(Exact name of registrant as specified in its charter)

California	0-24274	33-0361285
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

10182 Telesis Court, 6th Floor

San Diego, California 92121

(858) 207-4264

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

George F. Tidmarsh, M.D., Ph.D.

President and Chief Executive Officer

La Jolla Pharmaceutical Company

10182 Telesis Court, 6th Floor

San Diego, California 92121

(858) 207-4264

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ryan A. Murr

Gibson, Dunn & Crutcher, LLP

555 Mission Street, Suite 3000

San Francisco, CA 94105

(415) 393-8200

Approximate date of commencement of proposed sale to public: From time to time after this registration statement becomes effective, as determined by the selling stockholders.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☒ 333-197092

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities Being Registered(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, par value $0.0001 per share
Total	$18,670,500	$2,169.51(2)

(1)

The Registrant previously registered such indeterminate number of shares common stock, preferred stock and such indeterminate number of warrants to purchase common stock or preferred stock, as would have an aggregate offering price not to exceed $150,000,000 or its equivalent in any other currency, currency units, or composite currency or currencies on a Registration Statement on Form S-3 (File No. 333-197092), as amended, which was declared effective on July 11, 2014. The proposed maximum offering price per share will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the shares of common stock registered hereunder. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration.

(2)	Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Represents the registration fee only for the additional amount of shares of the Registrant’s common stock being registered hereby. The Registrant previously registered shares of the Registrant’s common stock pursuant to a Registration Statement on Form S-3 (File No. 333-197092), as amended, for which a fee of $19,320 was paid.

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Registration Statement is being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended. The contents of the Registration Statement on Form S-3 (File No. 333-197092) filed by La Jolla Pharmaceutical Company with the Securities and Exchange Commission on June 27, 2014, as amended, which was declared effective by the Commission on July 11, 2014, including the exhibits and power of attorney thereto, are incorporated herein by reference.

The Registrant is filing this registration statement for the sole purpose of increasing the aggregate principal amount of securities being offered by $18,670,500.

The required opinions and consents are listed on the Exhibit Index attached hereto and filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Diego, California, on September 9, 2015.

LA JOLLA PHARMACEUTICAL COMPANY

By:	/s/ George F. Tidmarsh, M.D., Ph.D.
George F. Tidmarsh, M.D., Ph.D.
President, Chief Executive Officer and Secretary

Signature	Title	Date

/s/ George F. Tidmarsh, M.D., Ph.D.	Director, President, Chief Executive Officer and Secretary (Principal Executive Officer)	September 9, 2015
George F. Tidmarsh, M.D., Ph.D.

/s/ Dennis M. Mulroy	Chief Financial Officer (Principal Financial and Accounting Officer)	September 9, 2015
Dennis M. Mulroy

/s/ Kevin C. Tang	Director, Chairman of the Board	September 9, 2015
Kevin C. Tang

*	Director	September 9, 2015
Laura L. Douglass

*	Director	September 9, 2015
Craig A. Johnson

/s/ Robert H. Rosen	Director	September 9, 2015
Robert H. Rosen

*	By: /s/ George Tidmarsh, M.D., Ph.D.
George F. Tidmarsh, Attorney-in-Fact

EXHIBIT INDEX.

Exhibit No.	Description
5.1	Opinion of Gibson, Dunn & Crutcher, LLP
23.1	Consent of Squar Milner LLP, the registrant’s independent registered public accounting firm
23.2	Consent of Gibson, Dunn & Crutcher, LLP (included in legal opinion filed as Exhibit 5.1)
24.1	Power of Attorney (included in registrant’s Registration Statement on Form S-3 (File No. 333-197092) filed with the Securities and Exchange Commission on June 27, 2014, as amended, and incorporated herein by reference)